Continental Materials Corporation Reports Audited 2015 Results

CHICAGO, IL -- (Marketwired - April 04, 2016) - Continental Materials Corporation (NYSE MKT: CUO) today reported net income of $1,413,000, 85 cents per share, for the 2015 fiscal year on sales of $136,835,000. For the 2014 fiscal year, the Company reported a net loss of $5,459,000, $3.31 per share, on sales of $131,876,000. The 2014 loss included previously disclosed pre-tax charges of $5,658,000 in the Concrete, Aggregates and Construction Supplies (CACS) segment related to the cessation of mining at a leased aggregates operation in Pueblo, Colorado during September 2014.

Consolidated sales in 2015 increased $4,959,000 or 3.8% compared to 2014. Sales in the Heating and Cooling and the Door segments increased during 2015 while sales of the CACS and Evaporative Cooling segments both showed slight declines. Sales in the Heating and Cooling segment increased $5,212,000 (15.2%) primarily due to improved fan coil sales which were up substantially in 2015. The Door segment showed modest gains. Sales in the CACS segment for 2015 declined less than 1% from 2014 levels while Evaporative Cooler sales were down slightly more, $608,000 or 2.4%, primarily attributable to reduced residential unit sales. The consolidated gross profit ratio in 2015 increased to 18.7% from 14.3% in 2014 as all segments showed improvement; more so in the CACS and Heating and Cooling segments and to a lesser extent in the Door and Evaporative Cooling segments.

Selling and administrative expenses were $1,890,000 higher in 2015 compared to 2014 primarily due to incurring $1,200,000 in litigation expenses related to a lawsuit filed by the Company in September of 2014 in Federal Court in Denver, Colorado. The suit seeks, among other things, to rescind the Pueblo aggregate lease and to recover approximately $1,282,000 of royalty overpayments and $1,470,000 of royalties paid in excess of actual tons produced. Commission expenses attributable to increased sales in the Heating and Cooling segment as well as higher compensation and health care costs in all segments contributed to the remainder of the increase. As a percentage of consolidated sales, selling and administrative expenses were 15.2% in 2015. Adjusting for the legal expenses noted above, selling and administrative expenses were virtually identical to the 14.4% in the prior year.

Depreciation and amortization charges in 2015 were $370,000 (13.3%) less compared to 2014. This reduction reflects the reduced level of capital spending in the past five years especially in the CACS segment.

Net interest expense includes interest on outstanding funded debt, finance charges on outstanding letters of credit, the fee on the unused revolving credit line and other recurring fees charged by the lending bank. In 2015 net interest expense was $398,000 compared to $414,000 in 2014. The weighted average interest rates on the outstanding funded debt in 2015 and 2014, excluding finance charges for letters of credit, were approximately 4.8% and 5.4%, respectively.

The Company's effective income tax rate reflects federal and state statutory income tax rates adjusted for non-deductible expenses, tax credits and other tax items. The effective income tax rate related to 2015 income was 35.6% compared to a benefit of 39.0% related to the 2014 loss.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended January 2, 2016 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                      CONTINENTAL MATERIALS CORPORATION
                        SUMMARY OF SALES AND EARNINGS

                             Three Months Ended            Year Ended
                          January 2,   January 3,   January 2,   January 3,
                             2016         2015         2016         2015
                         ---------------------------------------------------

Sales                    $ 35,120,000 $ 33,319,000 $136,835,000 $131,876,000

Operating income (loss)     1,139,000  (1,423,000)    2,516,000  (8,591,000)

Interest expense, net        (99,000)    (111,000)    (398,000)    (414,000)

Other income                    6,000       77,000       76,000       62,000
                         ---------------------------------------------------

Income (loss) before
 income taxes               1,046,000  (1,457,000)    2,194,000  (8,943,000)

(Provision) benefit for
 income taxes               (345,000)      659,000    (781,000)    3,484,000
                         ---------------------------------------------------

Net income (loss)        $    701,000 $  (798,000) $  1,413,000 $(5,459,000)
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Basic and diluted income
 (loss) per share:       $        .42 $      (.48) $        .85 $     (3.31)
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Weighted average shares
 outstanding                1,662,000    1,650,000    1,661,000    1,649,000
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CONTACT:
Mark S. Nichter
(312) 541-7207